Exhibit 10.15

REVISED

October 24, 2002

Mr. Michael R. Dougherty

107 Rossmore Drive

Malvern, Pennsylvania 19355

Dear Mike:

Adolor Corporation, a Delaware corporation (the “Company”), is pleased to offer you a position as Senior Vice President, Commercial Operations, reporting directly to Bruce A. Peacock, the President and Chief Executive Officer of the Company (the “Chief Executive Officer”), with your full time employment commencing on November 4, 2002. This offer and your employment with the Company are subject to the terms and conditions of this offer letter (the “Offer Letter”).

Positions and Responsibilities

In respect of the position set forth above, commencing on your Start Date, you will have the duties, responsibilities and authority normally associated with the office and position of a senior vice president, including, without limitation, operational and management authority with respect to, and responsibility for, the commercial operations of the Company.

Duties

During your employment as an at-will employee of the Company, you will devote substantially all of your business time to the business and affairs of the Company and you will use your reasonable best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by the Offer Letter, provided, however, that you will be allowed, to the extent such activities do not substantially interfere with the performance of your duties and responsibilities hereunder, to (a) manage your personal, financial, and legal affairs, and (b) serve on civic or charitable boards or committees and other boards or committees with the prior approval of the Chief Executive Officer.

Base Salary and Benefits

If you decide to join the Company, commencing on your Start Date, you will receive an annual base salary of $ 277,500 (the “Base Salary”), less applicable and required withholding, which will be paid biweekly in accordance with the Company’s normal payroll procedures. Each year during the annual performance review cycle, you will be considered for an increase (but not decrease). To the extent your Base Salary is increased under this paragraph, such increased Base Salary will be your Base Salary amount for all purposes hereunder. In addition, you will be entitled to participate in all benefit programs maintained by the Company (including annual vacation of at least four weeks and medical, dental, life insurance and long-term disability plans) that may be provided to the Company’s senior executives from time to time.

Bonus

For calendar year 2002 and for all succeeding calendar years thereafter during which you are employed by the Company, you will be entitled to a target annual cash bonus equal to 30% of your then current Base Salary for each such calendar year, based upon the achievement of pre-determined and objective performance goals determined by the Board. Such annual bonus will be payable as soon as practicable after the end of each such calendar year, but in no event later than March 15 of the calendar year immediately succeeding such calendar year.

Options

If you decide to join the Company, the Board will grant to you on your Start Date options to purchase 100,000 shares of the Company’s Common Stock under the Company’s Amended and Restated 1994 Equity Compensation Plan (the “Plan”) at an exercise price per share equal to the closing sale price per share on the Nasdaq National Market on your Start Date. Such options will vest in equal monthly amounts over a four year period, beginning on your Start Date; provided, however, that no vesting will occur until you have completed three months of continuous service as an employee of the Company unless there shall have occurred during such three month period a Change of Control (as defined below). To the extent permitted, the options granted hereunder will be incentive stock options. The shares of the Company’s Common Stock issuable upon exercise of the options granted to you under this paragraph will be registered by the Company under the Securities Act of 1933, as amended, for resale by you. In the event of a Change of Control, all unvested options shall accelerate in accordance with the Plan.

You may also be offered options to purchase additional shares of the Company’s Common Stock on an annual basis after your annual merit review has been completed by the Chief Executive Officer and the Board. The terms of any additional options may be different than the options referred to in the immediately prior paragraph.

Termination of Employment

If you are an Eligible Employee, and (i) your employment is terminated by the Employer, or (ii) there is a Change of Control of the Employer which Change of Control is followed within six (6) months by termination of your employment by the Employer or by you for Good Reason, you will be eligible for Severance Benefits under the Executive Severance Pay Program, unless the Committee determines that one of the following applies to you:

•	You are terminated for Cause;

•	You fail to execute a Separation Agreement in the manner required by the Committee;

•	You fail to comply with any applicable agreement not to compete with the Employer.

Notwithstanding anything to the contrary herein, if an Eligible Employee is employed in good standing with the Employer and dies while so employed, such Eligible Employee shall be eligible to receive Severance Benefits hereunder.

Benefits

Severance Pay. If you are eligible for Severance Benefits under the Plan and you have been an employee of the Employer for more than twelve (12) months, you will be entitled to be paid Severance Pay equal to your Base Pay for twelve (12) months after your Termination Date. If you are eligible for Severance Benefits under the Plan and you have been an employee of the Employer for twelve (12) months or less, you will be entitled to be paid Severance Pay equal to your Base Pay for the period that you have been employed. Your Severance Pay will be paid to you in installments on the same schedule as the Employer’s payroll, and will begin as soon as your Separation Agreement becomes irrevocable. At the Committee’s sole discretion, you may receive your total Severance Pay in a lump sum rather than in installments.

Payments upon Death. If you die before you have received the total amount of Severance Pay for which you are eligible, the remaining portion will be paid, in a manner determined by the Committee, to your spouse, or, if you are not married at the time of your death, the remainder of your benefit will be paid to your estate.

Other Severance Benefits. If you are eligible for Severance Benefits under the Plan, you will receive continued medical and dental coverage for a period equal to the number of weeks of Severance Pay that you are to receive. Your medical and dental benefits will be provided to you on the same terms and conditions as are applicable to active employees.

Release

Prior to your receipt of any benefits under the Offer Letter on account of the termination of your employment, you will execute a release in form acceptable to the Company.

No Solicitation/Confidentiality

As a condition of employment, you will be expected to abide by Company rules and regulations and sign and comply with the Company’s Employee Nondisclosure and Development Agreement, which prohibits unauthorized use or disclosure of Company proprietary information and certain competitive activities.

Miscellaneous

The Offer Letter is personal to you and without the prior express written consent of the Company, will not be assignable by you. The Offer Letter will inure to the benefit of and be enforceable by your heirs, beneficiaries, and/or legal representatives. The Offer Letter will inure to the benefit of and be binding upon the Company and its respective successors and assigns. The Company will require any successor to all or substantially all of its business and/or assets, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock or otherwise, by an agreement in form and substance satisfactory to you, expressly to assume and agree to perform the Offer Letter in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

To indicate your acceptance of the Company’s offer, please sign and date both copies of the Offer Letter in the space provided below and return one fully-executed and dated copy to the Company. Please keep one fully executed and dated copy for your records. This Offer Letter, along with any agreements and plans referenced herein or relating to proprietary rights between you and the Company, contains the entire agreement between you and the Company concerning the subject matter hereof and supersedes any prior representations or agreements, whether written or oral. The Offer Letter will be governed and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws thereof. All notices and other communications hereunder will be in writing and will be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:	Mr. Michael R. Dougherty 107 Rossmore Drive Malvern, Pennsylvania 19355

If to the Company:	Adolor Corporation 620 Pennsylvania Drive Exton, Pennsylvania 19341 Attention: Bruce A. Peacock, Chief Executive Officer

With a copy to:	Susan A. Bach, Director Human Resources 620 Pennsylvania Drive Exton, Pennsylvania 19341

Or to such other address as any party has furnished to the others in writing in accordance herewith. Notices and communications will be effective when actually received by the addressee. The captions of the Offer Letter are not part of the provisions hereof and will have no force or effect. You will be entitled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following your death, and you may change such election, in either case by giving the Company written notice thereof. In the event of your death or a judicial determination of your incompetence, reference in the Offer Letter to you will be deemed, where appropriate, to refer to your beneficiary(ies), estate or other legal representative(s). The respective rights and obligations of the parties hereunder will survive the termination of the Offer Letter for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations. The Offer Letter may not be modified or amended except in writing, signed both by the Company and you.

We look forward to a future working relationship with you at Adolor.

Sincerely,

/s/ Bruce A. Peacock

Bruce A. Peacock

President and Chief Executive Officer

Adolor Corporation

AGREED TO AND ACCEPTED:

/s/ M. R. Dougherty

Michael R. Dougherty

        11-4-02

Date Accepted